Exhibit 10.4

2004 AMENDED AND RESTATED INCENTIVE STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (this "Agreement"), dated March 1, 2006 (the "Grant Date"), by and between Joseph D. Alperin (the "Participant") and EVCI Career Colleges Holding Corp., a Delaware corporation (the "Company"), sets forth the terms and conditions of a Restricted Stock Award issued pursuant to the Company's Amended and Restated 2004 Incentive Stock Plan (the "Plan") and this Agreement. Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

1.  Grant and Vesting of Restricted Stock.

(a)  The Company hereby grants to the Participant 100,000 shares of restricted Common Stock (the "Restricted Stock"). The period during which the Restricted Stock is not vested and is subject to Transfer Restrictions (defined below) is referred to herein as the "Restriction Period."

(b)  The Restricted Stock shall vest and no longer be subject to any Transfer Restrictions on a cumulative basis as to 50,000 shares on December 29, 2006 and as to 25,000 shares on each February 28, 2008 and 2009, in each case so long as the participant has remained in Continuous Service from the Grant Date through such date; provided, however, the Restricted Stock shall vest and no longer be subject to any Transfer Restrictions upon the earlier of (i) the Change of Control Date, in the event there is a Change of Control, (ii) the Participant’s date of death (iii) the Participant’s date of Permanent Disability as that term is defined in the Participant’s Employment Agreement or (iv) the date the Participant’s employment by the Company is terminated without Cause by the Company or for Good Reason by the Participant, as Cause and Good Reason are defined in the Participant’s Employment Agreement. References herein to Participant’s Employment Agreement mean Participant’s Employment Agreement with the Company that is in effect at the date the determination of Permanent Disability, Cause or Good Reason is made. The date of such vesting is referred to herein as the “Vesting Date.”

2.  Issuance of Shares.  Certificates representing the shares of Restricted Stock shall be issued and held by the Company in escrow (together with all Additional Property (as defined below) relating to such Restricted Stock) and shall remain in the custody of the Company until their delivery to the Participant or the Participant's estate or personal representative pursuant to this Agreement and the Plan. Subject to the provisions of Section 7 pertaining to the withholding of taxes, as soon as practicable after the Vesting Date, the Company shall issue and deliver to the Participant one or more legended stock certificates representing the vested shares of the Restricted Stock together with the Additional Property relating thereto. Such Additional Property that is shares shall also be represented by one or more legended stock certificates. The issuance of the shares of Common Stock issued pursuant to this Agreement shall be registered on a Registration Statement on Form S-8 (or other available form). However, if an “affiliate” of EVCI (as the term affiliate is used in Rule 144 under the Securities Act of 1933) the Participant acknowledges and agrees that the resale thereof shall only be made in accordance with Paragraph (e) of Rule 144.

3.  Nontransferability of the Restricted Stock. Prior to the Vesting Date, the Restricted Stock shall not be transferable by the Participant, directly or indirectly, by means of sale, assignment, exchange, hypothecation, encumbrance, pledge or otherwise (such restrictions, the "Transfer Restrictions").

4.  Rights as a Stockholder. Except as otherwise specifically provided in this Agreement and the Plan, during the Restriction Period, the Participant shall have all the rights of a stockholder with respect to the Restricted Stock including, without limitation, the right to vote the Restricted Stock and the right to receive any dividends, in cash or stock, or to receive stock, money or other property as the result of a stock split or other form of recapitalization or a similar transaction affecting the Company’s common stock without receipt of consideration (collectively, “Additional Property). However, Additional Property shall be forfeited to the Company to the extent it relates to shares of Restricted Stock that are forfeited.

5.  Payment of Issuance Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes that may be imposed on the issuance of shares received by the Participant in connection with the Restricted Stock, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6.  Validity of Share Issuance. The shares of Restricted Stock have been, and shares constituting Additional Property will be, duly authorized by all necessary corporate action of the Company are and will be validly issued, fully paid and non-assessable.

7.  Income Taxes and Withholding.

(a) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Restricted Stock and any Additional Property relating thereto, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. However, subject to the approval of the Company’s Board of Directors, the Participant may discharge any withholding obligation resulting from the vesting of the Restricted Stock by directing the Company to withhold shares of Restricted Stock with a value on a vesting date equal to the minimum withholding obligation in connection with such vesting. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from the delivery of the Restricted Stock and any Additional Property relating thereto that gives rise to the withholding requirement.

(b) The Participant acknowledges that the Company is not required to provide any gross-up or other tax assistance, including with respect to whether or not Participant should make any election pursuant to Section 83(b) of the Code. The Participant understands that the Participant may make an election pursuant to Section 83 (b) of the Code within thirty days after the date the Participant acquired the Restricted Stock hereunder, or comparable provisions of any state tax law, to include in the Participant’s gross income the fair market value (as of the date of acquisition) of the Restricted Stock. The Participant may make such an election only if, prior to making any such election, the Participant (a) notifies the Company of the Participant’s intention to make such election, by delivering to the Company a copy of the fully-executed Section 83 (b) election form attached hereto as Annex A, and (b) pays to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for the Participant’s account, or otherwise makes arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise. The Participant understands that if the Participant does not make a proper and timely Section 83 (b) election, generally under Section 83 of the Code, at the time the forfeiture restrictions applicable to the Restricted Stock lapse, the Participant will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the Vesting Date) of the Restricted Stock. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s to file a timely election under Section 83 (b), even if the Participant requests the Company or its representative to make this filing on the Participant’s behalf. The Participant is relying solely on the Participant’s advisors with respect to the decision as to whether or not to file a Section 83 (b) election.

(c) The Participant acknowledges that (i) he or she was free to use professional advisors of his or her choice in connection with this Agreement has received advice from his professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; and (ii) he has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any of its subsidiaries or any employee of or counsel to the Company or any subsidiary of the Company regarding any tax or other effects, implications or matters contemplated by this Agreement or relating to the Company.

8.  Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)  if to the Participant, to the address last provided by the Participant to the Company's human resources department;

(b)  if to the Company:

EVCI Career Colleges Holding Corp.
1 Van Der Donck Street, 2nd Floor
Yonkers, NY 10701
Attention:  Chief Financial Officer

9.  Laws Applicable to Construction.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of New York.

10.  Successors and Assigns. This Agreement will extend to and be binding upon the Participant, the Participant’s legal representatives, heirs and distributes, and upon the Company, its successors and assigns regardless of any change in the business structure of the Company, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

11.  Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan; provided that nothing herein or in the Plan shall prevent the Participant from contesting any interpretation or determination made by the Committee.

12.  Incorporation of Plan. All terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. The Participant may obtain a copy of the Plan from the office of the General Counsel of the Company.

13.  Not an Employment Contract. Neither this Agreement nor the issuance of any Restricted Stock shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Entity, nor shall they interfere in any way with any right the Company or any Related Entity would otherwise have to terminate or modify the terms of the Participant's employment or other service at any time.

14.  Integration. This Agreement and the other documents referred to herein, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to the award of Restricted Stock. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

15.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

16.  Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Participant has executed this Agreement on the Participant's own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

By:	/s/ Joseph D. Alperin
Name: Joseph D. Alperin

EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chief Executive Officer and President